Exhibit 4(i)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY   •   P. O. BOX 10648   •   BIRMINGHAM,  ALABAMA  35202-0648

ROTH INDIVIDUAL RETIREMENT ANNUITY (IRA) ENDORSEMENT

FOR ANNUITY CONTRACTS

Check if this endorsement supersedes a prior Roth IRA endorsement	☐
Check if Roth Conversion IRA	☐

This Roth Individual Retirement Annuity Endorsement is made a part of the annuity Contract to which it is attached, and the following provisions apply in lieu of any provisions in the Contract to the contrary.

The Annuitant is establishing a Roth Individual Retirement Annuity (“Roth IRA”) under section 408A to provide for his or her retirement and for the support of his or her Beneficiaries after death.

Article I

If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the issuer will accept only cash contributions. The total cash contributions shall not exceed $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

Article II

The contribution limits described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (“AGI”). For a single Annuitant, the annual contribution is currently phased out between AGI of $95,000 and $110,000; for a married Annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married Annuitant who files separately, between $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the Annuitant’s AGI for that tax year exceeds $100,000 or if the Annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

Article III

The Annuitant’s interest in the Contract is non-forfeitable and nontransferable.

Article IV

The Contract does not require fixed contributions.

Any dividends (refund of contributions other than those attributable to excess contributions) arising under the Contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the Contract.

Article V

If the Annuitant dies before his or her entire interest in the Contract is distributed to him or her and the Annuitant’s surviving spouse is not the sole Beneficiary, the entire remaining interest will, at the election of the Annuitant or, if the Annuitant has not so elected, at the election of the Beneficiary, either:

(a)                        be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant’s death, or

(b)                       be distributed over the life, or a period not longer than the life expectancy, of the designated Beneficiary starting no later than December 31 of the calendar year following the calendar year of the Annuitant’s death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.

If distributions do not begin by the date described in (b), distribution method (a) will apply.

If the Annuitant’s spouse is the sole Beneficiary on the Annuitant’s date of death, such spouse will then be treated as the Annuitant.

Article VI

The Annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(i) and 408A(d)(3)(E),  Regulation sections1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

The issuer agrees to submit reports to the Internal Revenue Service and the Annuitant as prescribed by the Internal Revenue Service.

Article VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

Article VIII

This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the Contract.

Article IX

The Annuitant must be an individual who is the sole Owner. Neither the Annuitant nor Owner may be changed while the Annuitant is living. All payments made under the Contract while the Annuitant is alive must be made to the Annuitant. The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The Contract is not transferable, and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance on any obligation or for any other purpose, to any person.

If the Annuitant’s spouse is the sole Beneficiary on the Annuitant’s date of death, such spouse may elect not to be treated as the Annuitant and the entire interest in the Contract must be distributed under the rules set out in Article V, paragraph 1, above.

If your ROTH IRA is amended pursuant to Article VIII, above, we will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your ROTH IRA.

The provisions of this ROTH IRA endorsement apply from the Effective Date.

Protective Life and Annuity Insurance Company

Deborah J. Long
Secretary

The required instructions on the following page are provided by the Internal Revenue Service in connection with your Roth IRA. These instructions are not part of your Roth IRA Contract and do not change or modify the Contract in any way but do provide information about the way your Contract will be administered.

GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

Purpose of Form — Form AF-2069 is a model annuity endorsement that meets the requirements of section 408A and has been automatically approved by the IRS. A Roth individual retirement annuity (Roth IRA) is established after the contract, which includes this endorsement, is fully executed by both the individual (annuitant) and the issuer. The contract must be for the exclusive benefit of the annuitant or his or her beneficiaries.

Do not file Form IPV-2028 with the IRS. Instead, keep it for records purposes.

Unlike contributions to traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the annuitant’s gross income; and distributions after 5 years that are made when the annuitant is 59½ years of age or older or on account of death, disability, or the purchase of a home by a first-time homebuyer (limited to $10,000), are not includable in gross income. For more information on Roth IRAs, including the required disclosure the annuitant can get from the issuer, get Pub. 590, Individual Retirement Arrangements (IRAs).

This Roth IRA can be used by an annuitant to hold: (1) IRA Conversion Contributions, amounts rolled over or transferred from another Roth IRA, and annual cash contributions of up to $2,000 from the annuitant; or (2) if designated as a Roth Conversion IRA (by checking the box on page 1), only IRA Conversion Contributions for the same tax year.

To simplify the identification of funds distributed from Roth IRAs, annuitants are encouraged to maintain IRA Conversion Contributions for each tax year in a separate Roth IRA.

DEFINITIONS

Roth Conversion IRA. Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion Contributions made during the same tax year.

IRA Conversion Contributions. IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

Issuer. The issuer is the insurance company providing the annuity contract. The insurance company may use other terms besides “issuer” to refer to itself, such as “company”, “insurer”, or “us”.

Annuitant. The annuitant is the person who establishes the annuity contract. The insurance company may use other terms besides “annuitant” to refer to the person who establishes the annuity contract, such as, “owner”, “applicant”, “insured”, or “you”.

SPECIFIC INSTRUCTIONS

Article I — The annuitant may be subject to a 6-percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the annuitant have been made for the same tax year, (2) the annuitant’s adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the annuitant’s and spouse’s compensation does not exceed the amount contributed for them for the tax year. The annuitant should see the disclosure statement of Pub. 590 for more information.

Article IX — Article IX and any that follow it may incorporate additional provisions that are agreed to by the annuitant and issuer to complete the contract. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal or the issuer, issuer’s fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the annuitant, etc. Use additional pages if necessary and attach them to this form.